File No. 33-43846
811-524

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933	[X]

Pre-Effective Amendment No.	[ ]

Post-Effective Amendment No. 153	[X]

and/or

REGISTRATION STATEMENT UNDER THE INVESTMENT COMPANY ACT OF 1940	[X]

Amendment No. 153	[X]

The Dreyfus/Laurel Funds Trust
(Exact Name of Registrant as Specified in Charter)

c/o The Dreyfus Corporation
200 Park Avenue, New York, New York 10166
(Address of Principal Executive Offices) (Zip Code)

Registrant's Telephone Number, including Area Code: (212) 922-6000

Michael A. Rosenberg, Esq.
200 Park Avenue
New York, New York 10166
(Name and Address of Agent for Service)

COPY TO:

David Stephens, Esq.
Stroock & Stroock & Lavan LLP
180 Maine Lane
New York, NY 10038-4982

It is proposed that this filing will become effective immediately upon filing pursuant to Rule 462(d).

Explanatory Note

This Post-Effective Amendment consists of the following:

1.	Facing sheet of the Registration Statement.
2.	Part C to the Registration Statement (including signature page).
3.	Exhibit N(2) to Item 23 to the Registration Statement.

This Post-Effective Amendment is being filed solely to file a revised Rule 18f-3 Plan as Exhibit N(2) to Item 23 to this Registration Statement on Form N-1A.

With respect to Dreyfus Emerging Markets Debt Local Currency Fund and Dreyfus Equity Income Fund, parts A and B of Post-Effective Amendment No. 149 to the Registration Statement on Form N-1A filed on September 28, 2009 pursuant to Rule 485(a) under the Securities Act of 1933, as amended, are incorporated by reference herein;

With respect to Dreyfus Core Value Fund and Dreyfus High Yield Fund, parts A and B of Post-Effective Amendment No. 151 to the Registration Statement on Form N-1A filed on February 25, 2010 pursuant to Rule 485(a) under the Securities Act of 1933, as amended, are incorporated by reference herein; and

With respect to Dreyfus International Bond Fund and Dreyfus Global Equity Income Fund, parts A and B of Post-Effective Amendment No. 152 to the Registration Statement on Form N-1A filed on February 26, 2010 pursuant to Rule 485(b) under the Securities Act of 1933, as amended, are incorporated by reference herein.

THE DREYFUS/LAUREL FUNDS TRUST
(formerly, The Laurel Funds Trust)

PART C
OTHER INFORMATION

Item 23.	Exhibits
---------

A(1)	Second Amended and Restated Agreement and Declaration of Trust is incorporated by reference to Exhibit (a) of Post-Effective Amendment No. 87 to the Registration Statement on Form N-1A.

A(2)	Amendment No. 1 to Registrant's Second Amended and Restated Agreement and Declaration of
Trust, filed on February 7, 1994, is incorporated by reference to Exhibit (a) of Post-Effective
Amendment No. 90 to the Registration Statement on Form N-1A.

A(3)	Amendment No. 2 to Registrant's Second Amended and Restated Agreement and Declaration of
Trust, filed on March 31, 1994, is incorporated by reference to Exhibit (a) of Post-Effective
Amendment No. 90 to the Registration Statement on Form N-1A.

A(4)	Amendment No. 3 to Registrant's Second Amended and Restated Agreement and Declaration of
Trust, filed on October 17, 1994, is incorporated by reference to Exhibit 1(d) of Post-Effective
Amendment No. 92 to the Registration Statement on Form N-1A, filed on December 13, 1994.

A(5)	Amendment No. 4 to Registrant's Second Amended and Restated Agreement and Declaration of
Trust, filed on December 19, 1994, is incorporated by reference to Exhibit 1(e) of Post-Effective
Amendment No. 93 to the Registration Statement on Form N-1A filed on December 19, 1994.

A(6)	Amendment No. 9 to Registrant’s Second Amended and Restated Agreement and Declaration of
Trust is incorporated by reference to Exhibit A(5) of Post-Effective Amendment No. 117 to the
Registration Statement on Form N-1A, filed on April 25, 2003.

A(7)	Amendment No. 10 to Registrant’s Second Amended and Restated Agreement and Declaration of
Trust is incorporated by reference to Exhibit A(7) of Post-Effective Amendment No. 145 to the
Registration Statement on Form N-1A, filed on February 26, 2009.

A(8)	Amendment No. 11 to Registrant’s Second Amended and Restated Agreement and Declaration of
Trust is incorporated by reference to Exhibit A(8) of Post-Effective Amendment No. 147 to the
Registration Statement on Form N-1A, filed on April 30, 2009.

B	Amended and restated By-laws, dated February 1, 2006, are incorporated by reference to Post-
Effective Amendment No. 127 to the Registration Statement on Form N-1A, filed on April 28,
2006.

D(1)	Investment Management Agreement between the Registrant and Mellon Bank, N.A., dated April
4, 1994, is incorporated by Reference to Exhibit (d) of Post-Effective Amendment No. 90 to the
Registration Statement on Form N-1A.

D(2)	Assignment Agreement among the Registrant, Mellon Bank, N.A. and The Dreyfus Corporation,
dated as of October 17, 1994 (relating to Investment Management Agreement, dated April 4,
1994), is incorporated by reference to Exhibit (d) of Post-Effective Amendment No. 93 to the
Registration Statement on Form N-1A, filed on December 19, 1994.

D(3)	Management Agreement between the Registrant (on behalf of Dreyfus Premier International Bond
Fund) and The Dreyfus Corporation, dated December 20, 2005, is incorporated by reference to
Exhibit (d) of Post-Effective Amendment No. 125 to the Registration Statement on Form N-1A,
filed on December 27, 2005.

D(4)	Amended Management Agreement between the Registrant and The Dreyfus Corporation, dated
December 20, 2005 and as revised April 20, 2006 (adding Dreyfus Premier Equity Income Fund), is incorporated by reference to Exhibit (d) of Post-Effective Amendment No. 129 to the
Registration Statement on Form N-1A, filed on June 29, 2006.

D(5)	Amended Management Agreement between the Registrant and The Dreyfus Corporation, dated
December 20, 2005 and as revised April 26, 2007 (adding Dreyfus Premier Global Equity Income
Fund and Dreyfus Premier 130/30 Growth Fund), is incorporated by reference to Exhibit D(6) of
Post-Effective Amendment No. 134 to the Registration Statement on Form N-1A, filed on
September 11, 2007.

D(6)	Amended Management Agreement between the Registrant and The Dreyfus Corporation, dated
December 20, 2005 and as revised July 24, 2008 (adding Dreyfus Premier Emerging Markets Debt
Local Currency Fund), is incorporated by reference to Exhibit D(6) of Post-Effective Amendment
No. 143 to the Registration Statement on Form N-1A, filed on August 26, 2008.

D(7)	Sub-Investment Advisory Agreement between The Dreyfus Corporation and Newton Capital
Management Limited, dated April 26, 2007 (relating to Dreyfus Premier Global Equity Income
Fund), is incorporated by reference to Exhibit D(8) of Post-Effective Amendment No. 134 to the
Registration Statement on Form N-1A, filed on September 11, 2007.

D(8)	Sub-Investment Advisory Agreement between The Dreyfus Corporation and Mellon Capital
Management Corporation, dated April 26, 2007 (relating to Dreyfus Premier 130/30 Growth
Fund), is incorporated by reference to Exhibit D(9) of Post-Effective Amendment No. 134 to the
Registration Statement on Form N-1A, filed on September 11, 2007.

E(1)	Distribution Agreement between the Registrant and Dreyfus Service Corporation, dated March 22,
2000 (relating to Dreyfus Premier Core Value Fund, Dreyfus Premier Limited Term High Yield
Fund and Dreyfus Premier Managed Income Fund), is incorporated by reference to Post-Effective
Amendment No. 119 to the Registration Statement on Form N-1A, filed on June 25, 2004.

E(2)	Amended Distribution Agreement between the Registrant and Dreyfus Service Corporation, dated
March 22, 2000 and as revised December 20, 2005 (adding Dreyfus Premier International Bond
Fund), is incorporated by reference to Exhibit (e) of Post-Effective Amendment No. 125 to the
Registration Statement on Form N-1A, filed on December 27, 2005.

E(3)	Amended Distribution Agreement between the Registrant and Dreyfus Service Corporation, dated
March 22, 2000 and as revised April 20, 2006 (adding Dreyfus Premier Equity Income Fund), is incorporated by reference to Exhibit (e) of Post-Effective Amendment No. 129 to the Registration
Statement on Form N-1A, filed on June 29, 2006.

E(4)	Amended Distribution Agreement between the Registrant and Dreyfus Service Corporation, dated
March 22, 2000 and as revised April 26, 2007 (adding Dreyfus Premier Global Equity Income
Fund and Dreyfus Premier 130/30 Growth Fund), is incorporated by referenced to Exhibit E(1) of
Post-Effective Amendment No. 134, filed on September 11, 2007.

E(5)	Amended Distribution Agreement between the Registrant and MBSC Securities Corporation
(formerly, Dreyfus Service Corporation), dated March 22, 2000 and as revised July 24, 2008
(adding Dreyfus Premier Emerging Markets Debt Local Currency Fund), is incorporated by referenced to Exhibit E(1) of Post-Effective Amendment No. 143, filed on August 26, 2008.

E(6)	Forms of Service Agreements are incorporated by reference to Exhibit E(5) of Post-Effective
Amendment No. 131 to the Registration Statement on Form N-1A, filed on February 28, 2007.

E(7)	Forms of Supplement to Service Agreements are incorporated by reference to Exhibit E(6) of
Post-Effective Amendment No. 131 to the Registration Statement on Form N-1A, filed on
February 28, 2007.

F	Not applicable.

G	Form of Custody Agreement between the Registrant and Mellon Bank, N.A. is incorporated by reference to Exhibit (g) of Post-Effective Amendment No. 114 to the Registration Statement on
Form N-1A, filed on April 26, 2001.

H(1)	Transfer Agency Agreement between the Registrant and Dreyfus Transfer, Inc., dated November
21, 1995, is incorporated by reference to Exhibit 9 of Post-Effective Amendment No. 102 to the
Registration Statement on Form N-1A, filed on April 23, 1997.

H(2)	Shareholder Services Plan, dated December 20, 2005 for Dreyfus Premier International Bond
Fund (relating to Class A and Class C shares), is incorporated by reference to Exhibit h(4) of Post-
Effective Amendment No. 125 to the Registration Statement on Form N-1A, filed on December
27, 2005.

H(3)	Amended Shareholder Services Plan, dated December 20, 2005 and as revised April 20, 2006
(adding Dreyfus Premier Equity Income Fund – Class A, Class C and Class T shares), is incorporated by reference to Exhibit h(4) of Post-Effective Amendment No. 129 to the
Registration Statement on Form N-1A, filed on June 29, 2006.

H(4)	Amended Shareholder Services Plan, dated December 20, 2005 and as revised April 26, 2007 adding Dreyfus Premier Global Equity Income Fund and Dreyfus Premier 130/30 Growth Fund
(relating to Class A, Class C and Class T shares), is incorporated by reference to Exhibit h(4) of
Post-Effective Amendment No. 136 to the Registration Statement on Form N-1A, filed on October
15, 2007.

H(5)	Amended Shareholder Services Plan dated December 20, 2005 and as revised July 24, 2008 adding Dreyfus Premier Emerging Markets Debt Local Currency Fund (relating to Class A and

Class C shares), is incorporated by reference to Exhibit h(4) of Post-Effective Amendment No.
143 to the Registration Statement on Form N-1A, filed on August 26, 2008.

I(a)	Opinion and consent of Registrant’s counsel is incorporated by reference to Exhibit I(1) of Post-
Effective Amendment No. 136 to the Registration Statement on Form N-1A, filed on October 15,
2007.

I(b)	Opinion and consent of Registrant’s counsel (relating to Dreyfus Premier Emerging Markets Debt
Local Currency Fund), is incorporated by reference to Exhibit I of Post-Effective Amendment No.
143 to the Registration Statement on Form N-1A, filed on August 26, 2008.

J	Consent of Independent Registered Public Accounting Firm is incorporated by reference to
Exhibit J of Post-Effective Amendment No. 152 to the Registration Statement on Form N-1A,
filed on February 26, 2010.

K	Letter of Investment Intent. Incorporated by reference to the Registration Statement.

M(1)	Amended Distribution Plan, dated April 24, 1997 (relating to Class B Shares and Class C Shares)
for Dreyfus Premier Limited Term High Yield Fund, is incorporated by reference to Exhibit M(1)
of Post-Effective Amendment No. 119 to the Registration Statement on Form N-1A, filed on June
25, 2004.

M(2)	Amended and Restated Distribution Plan, dated January 27, 2000 and effective March 22, 2000 for (relating to Class A Shares and Institutional Shares) for Dreyfus Premier Core Value Fund,
Dreyfus Premier Managed Income Fund and Dreyfus Premier Limited Term High Yield Fund, is
incorporated by reference to Exhibit M(2) of Post-Effective Amendment No. 119 to the
Registration Statement on Form N-1A, filed on June 25, 2004.

M(3)	Distribution Plan, dated August 14, 1999 (relating to Class T shares) for Dreyfus Premier Core
Value Fund, is incorporated by reference to Exhibit M(3) of Post-Effective Amendment No. 137
to the Registration Statement on Form N-1A, filed on December 26, 2007.

M(4)	Distribution Plan, dated December 19, 1994 and as revised November 20, 1997 (relating to Class
B and Class C shares) for Dreyfus Premier Core Value Fund and Dreyfus Premier Managed
Income Fund, is incorporated by reference to Exhibit M(4) of Post-Effective Amendment No. 137
to the Registration Statement on Form N-1A, filed on December 26, 2007.

M(5)	Distribution Plan, dated December 20, 2005 (relating to Class C Shares) for Dreyfus Premier
International Bond Fund, is incorporated by reference to Exhibit M(4) of Post-Effective
Amendment No. 125 to the Registration Statement on Form N-1A, filed on December 27, 2005.

M(6)	Amended Distribution Plan, dated December 20, 2005 and as revised April 20, 2006 (relating to
Class C and Class T shares) for Dreyfus Premier Equity Income Fund, is incorporated by reference to Post-Effective Amendment No. 129 to the Registration Statement on Form N-1A,
filed on June 29, 2006.

M(7)	Amended Distribution Plan, dated December 20, 2005 and as revised April 26, 2007 (relating to
Class C and Class T shares) for Dreyfus Premier Global Equity Income Fund and Dreyfus Premier

130/30 Growth Fund), is incorporated by reference to Exhibit M(5) of Post-Effective Amendment
No. 134 to the Registration Statement on Form N-1A, filed on September 11, 2007.

M(8)	Amended Distribution Plan, dated December 20, 2005 and as revised July 24, 2008 (relating to
Class C shares) for Dreyfus Premier Emerging Markets Debt Local Currency Fund), is
incorporated by reference to Exhibit M(5) of Post-Effective Amendment No. 143 to the
Registration Statement on Form N-1A, filed on August 26, 2008.

M(9)	Amended and Restated Service Plan, dated March 22, 2000 (relating to Class B, Class C and Class
T Shares) for Dreyfus Premier Managed Income Fund, Dreyfus Premier Limited Term High Yield
Fund and Dreyfus Premier Core Value Fund, is incorporated by reference to Exhibit (m) of Post-
Effective Amendment No. 113 to the Registration Statement on Form N-1A, filed on May 1, 2000.

N(1)	Rule 18f-3 Plan for Dreyfus Core Value Fund and Dreyfus High Yield Fund, is incorporated by reference to Exhibit (N(1)) of Post-Effective Amendment No. 149 to the Registration Statement
on Form N-1A, filed on September 28, 2009.

N(2)	Rule 18f-3 Plan for Dreyfus International Bond Fund, Dreyfus Equity Income Fund, Dreyfus
Global Equity Income Fund and Dreyfus Emerging Markets Debt Local Currency Fund, amended as of February 4, 2009 and revised as of April 15, 2010, is filed herewith.

P(1)	Code of Ethics adopted by the Registrant is incorporated by reference to Exhibit P(1) of Post-
Effective Amendment No. 138 to the Registration Statement on Form N-1A, filed on February 26,
2008.

P(2)	Code of Ethics adopted by The Dreyfus Corporation, as adviser to the Registrant, Mellon Capital
Management Corporation, as sub-investment adviser to Dreyfus Premier 130/30 Growth Fund;
and Newton Capital Management Limited, as sub-investment adviser to Dreyfus Premier Global
Equity Income Fund, is incorporated by reference to Exhibit P(2) of Post-Effective Amendment
No. 138 to the Registration Statement on Form N-1A, filed on February 26, 2008.

P(3)	Code of Ethics adopted by the non-management Board members of the Dreyfus Family of Funds, effective March 31, 2010 is incorporated by reference to Exhibit P(3) of Post-Effective
Amendment No. 152 to the Registration Statement on Form N-1A, filed on February 25, 2010.

Other Exhibits
-----------------

a)

Power of Attorney Power of Attorney of Bradley J. Skapyak, James Windels and Trustees,
dated October 28, 2009 is incorporated by to Post-Effective Amendment No. 150 to the
Registration Statement on Form N-1A, filed on December 24, 2009.

Item 24.	Persons Controlled By or Under Common Control with Registrant
-------------------------------------------------------------------------------

Not applicable.

Item 25.	Indemnification
-------------------

     The Registrant's charter documents set forth the circumstances under which indemnification shall be provided to any past or present Board member or officer of the Registrant. The Registrant also has entered into a separate agreement with each of its Board members that describes the conditions and manner in which the Registrant indemnifies each of its Board members against all liabilities incurred by them (including attorneys' fees and other litigation expenses, settlements, fines and penalties), or which may be threatened against them, as a result of being or having been a Board member of the Registrant. These indemnification provisions are subject to applicable state law and to the limitation under the Investment Company Act of 1940, as amended, that no board member or officer of a fund may be protected against liability for willful misfeasance, bad faith, gross negligence or reckless disregard for the duties of his or her office. Reference is hereby made to the following:

     Article VI of the Registrant’s Declaration of Trust and any amendments thereto, and Section 1.9 of the Distribution Agreement.

Item 26. (a)	Business and Other Connections of the Investment Adviser
-----------------------------------------------------------------------

     The Dreyfus Corporation ("Dreyfus") and subsidiary companies comprise a financial service organization whose business consists primarily of providing investment management services as the investment adviser, manager and distributor for sponsored investment companies registered under the Investment Company Act of 1940 and as an investment adviser to institutional and individual accounts. Dreyfus also serves as sub-investment adviser to and/or administrator of other investment companies. MBSC Securities Corporation, a wholly-owned subsidiary of Dreyfus, serves primarily as a registered broker-dealer of shares of investment companies sponsored by Dreyfus and of other investment companies for which Dreyfus acts as an investment adviser, sub-investment adviser or administrator.

(b)	Business and Other Connections of Sub-Investment Adviser
-------------------------------------------------------------------------

     Registrant is fulfilling the requirement of this Item 26 to provide a list of the officers and directors of Newton Capital Management Limited ("Newton"), the sub-investment adviser to Registrant's Dreyfus Global Equity Income Fund, together with information as to any other business, profession, vocation or employment of a substantial nature engaged in by Newton or that firm's officers and directors during the past two years, by incorporating by reference the information contained in the Form ADV filed with the SEC pursuant to the Investment Advisers Act of 1940 by Newton (SEC File No. 801-42114).

ITEM 26.	Business and Other Connections of Investment Adviser (continued)
Officers and Directors of Investment Adviser

Name and Position
With Dreyfus	Other Businesses	Position Held	Dates

Jonathan Baum	MBSC Securities Corporation++	Chief Executive Officer	3/08 - Present
Chief Executive Officer		Chairman of the Board	3/08 - Present
and Chair of the Board		Director	6/07 - 3/08
		Executive Vice President	6/07 - 3/08

J. Charles Cardona	MBSC Securities Corporation++	Director	6/07 - Present
President and Director		Executive Vice President	6/07 - Present

	Universal Liquidity Funds plc+	Director	4/06 - Present

Diane P. Durnin	None
Vice Chair and Director

Phillip N. Maisano	The Bank of New York Mellon *****	Senior Vice President	7/08 - Present
Director, Vice Chair and
Chief Investment Officer

	BNY Mellon, National Association +	Senior Vice President	7/08 - Present

	Mellon Bank, N.A.+	Senior Vice President	4/06 - 6/08

	BNY Alcentra Group Holdings, Inc.++	Director	10/07 - Present

	BNY Mellon Investment Office GP LLC*	Manager	4/07 - Present

	Mellon Global Alternative Investments Limited	Director	8/06 - Present
London, England

	Pareto Investment Management Limited	Director	4/08 - Present
London, England

	The Boston Company Asset Management NY,	Manager	10/07 - Present
LLC*

	The Boston Company Asset Management, LLC*	Manager	12/06 - Present

	Urdang Capital Management, Inc.	Director	10/07 - Present
630 West Germantown Pike, Suite 300
Plymouth Meeting, PA 19462

	Urdang Securities Management, Inc.	Director	10/07 - Present
630 West Germantown Pike, Suite 300
Plymouth Meeting, PA 19462

	EACM Advisors LLC	Chairman of Board	8/04 - Present
200 Connecticut Avenue
Norwalk, CT 06854-1940

Name and Position
With Dreyfus	Other Businesses	Position Held	Dates
	Founders Asset Management LLC****	Member, Board of	11/06 - 12/09
Managers
	Standish Mellon Asset Management Company,	Board Member	12/06 - Present
LLC
Mellon Financial Center
201 Washington Street
Boston, MA 02108-4408
	Mellon Capital Management Corporation***	Director	12/06 - Present
	Mellon Equity Associates, LLP+	Board Member	12/06 - 12/07
	Newton Management Limited	Board Member	12/06 - Present
London, England
	Franklin Portfolio Associates, LLC*	Board Member	12/06 - Present
Mitchell E. Harris	Standish Mellon Asset Management Company	Chairman	2/05 - Present
Director	LLC	Chief Executive Officer	8/04 - Present
	Mellon Financial Center	Member, Board of	10/04 - Present
	201 Washington Street	Managers
Boston, MA 02108-4408
	Alcentra NY, LLC++	Manager	1/08 - Present
	Alcentra US, Inc. ++	Director	1/08 - Present
	Alcentra, Inc. ++	Director	1/08 - Present
	BNY Alcentra Group Holdings, Inc. ++	Director	10/07 - Present
	Pareto New York LLC++	Manager	11/07 - Present
	Standish Ventures LLC	President	12/05 - Present
Mellon Financial Center
201 Washington Street
Boston, MA 02108-4408
		Manager	12/05 - Present
	Palomar Management	Director	12/97 - Present
London, England
	Palomar Management Holdings Limited	Director	12/97 - Present
London, England
	Pareto Investment Management Limited	Director	9/04 - Present
London, England
Jeffrey D. Landau	The Bank of New York Mellon+	Executive Vice President	4/07 - Present
Director
	Allomon Corporation+	Treasurer	12/07 - Present
	APT Holdings Corporation+	Treasurer	12/07 - Present
	BNY Mellon, N.A.+	Treasurer	7/07 - 0/10
	Mellon Funding Corporation+	Treasurer	12/07 - 12/09
	The Bank of New York Mellon Corporation+	Treasurer	7/07 - 01/10

Name and Position
With Dreyfus	Other Businesses	Position Held	Dates
Ronald P. O’Hanley	The Bank of New York Mellon Corporation *****	Vice Chairman	7/07 - Present
Director
	Mellon Trust of New England, N.A. *	Vice Chairman	4/05 - 6/08
	The Bank of New York Mellon *****	Vice Chairman	7/08 - Present
	BNY Mellon, National Association +	Vice Chairman	7/08 - Present
	BNY Alcentra Group Holdings, Inc. ++	Director	10/07 - Present
	BNY Mellon Investment Office GP LLC+	Manager	4/07 - Present
	EACM Advisors LLC	Manager	6/04 - Present
200 Connecticut Avenue
Norwalk, CT 06854-1940
	Ivy Asset Management Corp.	Director	12/07 - Present
One Jericho Plaza
Jericho, NY 11753
	Neptune LLC+++++	Chairman	7/98 - Present
		President	7/98 - Present
		Member, Management	6/98 - Present
Committee
	Pareto Investment Management Limited	Director	9/04 - Present
London, England
	The Boston Company Asset Management NY,	Manager	10/07 - Present
LLC*
	The Boston Company Asset Management, LLC*	Manager	12/97 - Present
	The Boston Company Holding, LLC*	Vice Chairman	2/07 - Present
	Walter Scott & Partners Limited	Director	10/06 - Present
Edinburgh, Scotland
	WestLB Mellon Asset Management Holdings	Director	4/06 - Present
Limited
Dusseldorf, Germany
	Mellon Bank, N.A. +	Vice Chairman	6/01 - 6/08
	Standish Mellon Asset Management Company,	Board Member	7/01 – Present
LLC
Mellon Financial Center
201 Washington Street
Boston, MA 02108-4408
	Franklin Portfolio Holdings, LLC*	Director	12/00 - Present
	Franklin Portfolio Associates, LLC*	Director	4/97 – Present
	Pareto Partners (NY) ++	Partner Representative	2/00 - Present

	Buck Consultants, Inc.++	Director	7/97 - Present

Name and Position
With Dreyfus	Other Businesses	Position Held	Dates

	Newton Management Limited	Executive Committee	10/98 - Present
	London, England	Member
		Director	10/98 - Present

	BNY Mellon Asset Management Japan Limited	Director	6/06 - Present
Tokyo, Japan

	TBCAM Holdings, LLC*	Director	1/98 – Present

	MAM (MA) Holding Trust+++++	Trustee	6/03 – Present

	MAM (DE) Trust+++++	Trustee	6/03 – Present

	Pareto Partners	Partner Representative	5/97 – Present
The Bank of New York Mellon Centre
160 Queen Victoria Street
London England

	Mellon Capital Management Corporation***	Director	2/97 – Present

	Mellon Equity Associates, LLP+	Executive Committee	1/98 – 12/07
Member
		Chairman	1/98 – 12/07

	Mellon Global Investing Corp.*	Director	5/97 – Present
		Chairman	5/97 - Present
		Chief Executive Officer	5/97 – Present

Cyrus Taraporevala	Urdang Capital Management, Inc.	Director	10/07 - Present
Director	630 West Germantown Pike, Suite 300
Plymouth Meeting, PA 19462

	Urdang Securities Management, Inc.	Director	10/07 - Present
630 West Germantown Pike, Suite 300
Plymouth Meeting, PA 19462

	The Boston Company Asset Management NY,	Manager	08/06 – Present
LLC*

	The Boston Company Asset Management LLC*	Manager	01/08 – Present

	BNY Mellon, National Association+	Senior Vice President	07/06 - Present

	The Bank of New York Mellon*****	Senior Vice President	07/06 - Present

Scott E. Wennerholm	Mellon Capital Management Corporation***	Director	10/05 - Present
Director

	Newton Management Limited	Director	1/06 - Present
London, England

	Gannett Welsh & Kotler LLC	Manager	11/07 - Present
	222 Berkley Street	Administrator	11/07 - Present
Boston, MA 02116

	BNY Alcentra Group Holdings, Inc. ++	Director	10/07 - Present

	Ivy Asset Management Corp.	Director	12/07 - Present
One Jericho Plaza
Jericho, NY 11753

Name and Position
With Dreyfus	Other Businesses	Position Held	Dates

	Urdang Capital Management, Inc.	Director	10/07 - Present
630 West Germantown Pike, Suite 300
Plymouth Meeting, PA 19462

	Urdang Securities Management, Inc.	Director	10/07 - Present
630 West Germantown Pike, Suite 300
Plymouth Meeting, PA 19462

	EACM Advisors LLC	Manager	6/04 - Present
200 Connecticut Avenue
Norwalk, CT 06854-1940

	Franklin Portfolio Associates LLC*	Manager	1/06 - Present

	The Boston Company Asset Management NY,	Manager	10/07 - Present
LLC*

	The Boston Company Asset Management LLC*	Manager	10/05 - Present

	Pareto Investment Management Limited	Director	3/06 - Present
London, England

	Mellon Equity Associates, LLP+	Executive Committee	10/05 - 12/07
Member

	Standish Mellon Asset Management Company,	Member, Board of	10/05 - Present
	LLC	Managers
Mellon Financial Center
201 Washington Street
Boston, MA 02108-4408

	The Boston Company Holding, LLC*	Member, Board of	4/06 - Present
Managers

	The Bank of New York Mellon *****	Senior Vice President	7/08 - Present

	BNY Mellon, National Association +	Senior Vice President	7/08 - Present

	Mellon Bank, N.A. +	Senior Vice President	10/05 - 6/08

	Mellon Trust of New England, N. A.*	Director	4/06 - 6/08
		Senior Vice President	10/05 - 6/08

	MAM (DE) Trust+++++	Member of Board of	1/07 - Present
Trustees

	MAM (MA) Holding Trust+++++	Member of Board of	1/07 - Present
Trustees

Bradley J. Skapyak	MBSC Securities Corporation++	Executive Vice President	6/07 - Present
Chief Operating Officer
and Director
	The Bank of New York Mellon****	Senior Vice President	4/07 - Present

	The Dreyfus Family of Funds++	President	1/10 - Present

Dwight Jacobsen	Pioneer Investments	Senior Vice President	4/06 - 12/07
Executive Vice President	60 State Street
and Director	Boston, Massachusetts

Name and Position
With Dreyfus	Other Businesses	Position Held	Dates

Patrice M. Kozlowski	None
Senior Vice President –
Corporate
Communications

Gary Pierce	The Bank of New York Mellon *****	Vice President	7/08 - Present
Controller

	BNY Mellon, National Association +	Vice President	7/08 - Present

	The Dreyfus Trust Company+++	Chief Financial Officer	7/05 - 6/08
		Treasurer	7/05 - 6/08

	Laurel Capital Advisors, LLP+	Chief Financial Officer	5/07 - Present

	MBSC Securities Corporation++	Director	6/07 - Present
		Chief Financial Officer	6/07 - Present

	Founders Asset Management, LLC****	Assistant Treasurer	7/06 - 12/09

	Dreyfus Consumer Credit	Treasurer	7/05 - Present
Corporation ++

	Dreyfus Transfer, Inc. ++	Chief Financial Officer	7/05 - Present

	Dreyfus Service	Treasurer	7/05 - Present
Organization, Inc.++
	Seven Six Seven Agency, Inc. ++	Treasurer	4/99 - Present

Joseph W. Connolly	The Dreyfus Family of Funds++	Chief Compliance	10/04 - Present
Chief Compliance Officer		Officer
	Laurel Capital Advisors, LLP+	Chief Compliance	4/05 - Present
Officer
	The Mellon Funds Trust++	Chief Compliance	10/04 - Present
Officer
	MBSC Securities Corporation++	Chief Compliance	6/07 – Present
Officer

Gary E. Abbs	The Bank of New York Mellon+	First Vice President and	12/96 – Present
Vice President – Tax		Manager of Tax
Compliance

	Dreyfus Service Organization++	Vice President – Tax	01/09 – Present

	Dreyfus Consumer Credit Corporation++	Chairman	01/09 – Present
		President	01/09 – Present

	MBSC Securities Corporation++	Vice President – Tax	01/09 – Present

Jill Gill	MBSC Securities Corporation++	Vice President	6/07 – Present
Vice President –
Human Resources
	The Bank of New York Mellon *****	Vice President	7/08 – Present

	BNY Mellon, National Association +	Vice President	7/08 - Present

	Mellon Bank N.A. +	Vice President	10/06 – 6/08

Name and Position
With Dreyfus	Other Businesses	Position Held	Dates

Joanne S. Huber	The Bank of New York Mellon+	State & Local	07/1/07 –
Vice President – Tax		Compliance Manager	Present

	Dreyfus Service Organization++	Vice President – Tax	01/09 – Present

	Dreyfus Consumer Credit Corporation++	Vice President – Tax	01/09 – Present

	MBSC Securities Corporation++	Vice President – Tax	01/09 – Present

Anthony Mayo	None
Vice President –
Information Systems

John E. Lane	A P Colorado, Inc. +	Vice President – Real	8/07 - Present
Vice President		Estate and Leases
	A P East, Inc. +	Vice President– Real	8/07 - Present
Estate and Leases
	A P Management, Inc. +	Vice President– Real	8/07 - Present
Estate and Leases
	A P Properties, Inc. +	Vice President – Real	8/07 - Present
Estate and Leases
	A P Rural Land, Inc. +	Vice President– Real	8/07 - 9/07
Estate and Leases
	Allomon Corporation+	Vice President– Real	8/07 - Present
Estate and Leases
	AP Residential Realty, Inc. +	Vice President– Real	8/07 - Present
Estate and Leases
	AP Wheels, Inc. +	Vice President– Real	8/07 - Present
Estate and Leases
	BNY Mellon, National Association +	Vice President – Real	7/08 - Present
Estate and Leases
	Citmelex Corporation+	Vice President– Real	8/07 - Present
Estate and Leases
	Eagle Investment Systems LLC	Vice President– Real	8/07 - Present
	65 LaSalle Road	Estate and Leases
West Hartford, CT 06107
	East Properties Inc. +	Vice President– Real	8/07 - Present
Estate and Leases
	FSFC, Inc. +	Vice President– Real	8/07 - Present
Estate and Leases
	Holiday Properties, Inc. +	Vice President– Real	8/07 - Present
Estate and Leases
	MBC Investments Corporation+	Vice President– Real	8/07 - Present
Estate and Leases
	MBSC Securities Corporation++	Vice President– Real	8/07 - Present
Estate and Leases
	MELDEL Leasing Corporation Number 2, Inc. +	Vice President– Real	7/07 - Present
Estate and Leases
	Mellon Bank Community Development	Vice President– Real	11/07 - Present
	Corporation+	Estate and Leases

	Mellon Capital Management Corporation+	Vice President– Real	8/07 - Present
Estate and Leases
	Mellon Financial Services Corporation #1+	Vice President– Real	8/07 - Present
Estate and Leases
	Mellon Financial Services Corporation #4+	Vice President – Real	7/07 - Present
Estate and Leases
	Mellon Funding Corporation+	Vice President– Real	12/07 - Present
Estate and Leases
	Mellon Holdings, LLC+	Vice President– Real	12/07 - Present
Estate and Leases

Name and Position
With Dreyfus	Other Businesses	Position Held	Dates

	Mellon International Leasing Company+	Vice President– Real	7/07 - Present
Estate and Leases
	Mellon Leasing Corporation+	Vice President– Real	7/07 - Present
Estate and Leases
	Mellon Private Trust Company, National	Vice President– Real	8/07 - 1/08
	Association+	Estate and Leases

	Mellon Securities Trust Company+	Vice President– Real	8/07 - 7/08
Estate and Leases
	Mellon Trust Company of Illinois+	Vice President– Real	8/07 - 07/08
Estate and Leases
	Mellon Trust Company of New England, N.A.+	Vice President– Real	8/07 - 6/08
Estate and Leases
	Mellon Trust Company of New York LLC++	Vice President– Real	8/07 - 6/08
Estate and Leases
	Mellon Ventures, Inc. +	Vice President– Real	8/07 - Present
Estate and Leases
	Melnamor Corporation+	Vice President– Real	8/07 - Present
Estate and Leases
	MFS Leasing Corp. +	Vice President– Real	7/07 - Present
Estate and Leases
	MMIP, LLC+	Vice President– Real	8/07 - Present
Estate and Leases
	Pareto New York LLC++	Vice President– Real	10/07 - Present
Estate and Leases
	Pontus, Inc. +	Vice President– Real	7/07 - Present
Estate and Leases
	Promenade, Inc. +	Vice President– Real	8/07 - Present
Estate and Leases
	RECR, Inc. +	Vice President– Real	8/07 - Present
Estate and Leases
	SKAP #7+	Vice President– Real	8/07 - 11/07
Estate and Leases
	Technology Services Group, Inc.*****	Senior Vice President	6/06 - Present

	Tennesee Processing Center LLC*****	Managing Director	5/08 - Present
		Senior Vice President	4/04 - 5/08

	Texas AP, Inc. +	Vice President– Real	8/07 - Present
Estate and Leases
	The Bank of New York Mellon*****	Vice President – Real	7/08 - Present
Estate and Leases
	The Bank of New York Mellon Corporation*****	Executive Vice President	8/07 - Present

	Trilem, Inc. +	Vice President– Real	8/07 - Present
Estate and Leases
Jeanne M. Login	A P Colorado, Inc. +	Vice President– Real	8/07 - Present
Vice President		Estate and Leases
	A P East, Inc. +	Vice President– Real	8/07 - Present
Estate and Leases
	A P Management, Inc. +	Vice President– Real	8/07 - Present
Estate and Leases
	A P Properties, Inc. +	Vice President – Real	8/07 - Present
Estate and Leases
	A P Rural Land, Inc. +	Vice President– Real	8/07 - 9/07
Estate and Leases
	Allomon Corporation+	Vice President– Real	8/07 - Present
Estate and Leases
	AP Residential Realty, Inc. +	Vice President– Real	8/07 - Present
Estate and Leases

Name and Position
With Dreyfus	Other Businesses	Position Held	Dates

	AP Wheels, Inc. +	Vice President– Real	8/07 - Present
Estate and Leases
	APT Holdings Corporation+	Vice President– Real	8/07 - Present
Estate and Leases
	BNY Investment Management Services LLC++++	Vice President– Real	1/01 - Present
Estate and Leases
	BNY Mellon, National Association +	Vice President – Real	7/08 - Present
Estate and Leases
	Citmelex Corporation+	Vice President– Real	8/07 - Present
Estate and Leases
	Eagle Investment Systems LLC+	Vice President– Real	8/07 - Present
Estate and Leases
	East Properties Inc. +	Vice President– Real	8/07 - Present
Estate and Leases
	FSFC, Inc. +	Vice President– Real	8/07 - Present
Estate and Leases
	Holiday Properties, Inc. +	Vice President– Real	8/07 - Present
Estate and Leases
	MBC Investments Corporation+	Vice President– Real	8/07 - Present
Estate and Leases
	MBSC Securities Corporation++	Vice President– Real	8/07 - Present
Estate and Leases
	MELDEL Leasing Corporation Number 2, Inc. +	Vice President– Real	7/07 - Present
Estate and Leases
	Mellon Bank Community Development	Vice President – Real	11/07 - Present
	Corporation+	Estate and Leases

	Mellon Capital Management Corporation+	Vice President– Real	8/07 - Present
Estate and Leases
	Mellon Financial Services Corporation #1+	Vice President– Real	8/07 - Present
Estate and Leases
	Mellon Financial Services Corporation #4+	Vice President – Real	7/07 - Present
Estate and Leases
	Mellon Funding Corporation+	Vice President – Real	12/07 - Present
Estate and Leases
	Mellon Holdings LLC+	Vice President – Real	12/07 - Present
Estate and Leases
	Mellon International Leasing Company+	Vice President– Real	7/07 - Present
Estate and Leases
	Mellon Leasing Corporation+	Vice President– Real	7/07 - Present
Estate and Leases
	Mellon Private Trust Company, National	Vice President – Real	8/07 - 1/08
	Association+	Estate and Leases

	Mellon Securities Trust Company+	Vice President – Real	8/07 - 7/08
Estate and Leases
	Mellon Trust of New England, N.A. *	Vice President – Real	8/07 - 6/08
Estate and Leases
	Mellon Trust Company of Illinois+	Vice President– Real	8/07 - 7/08
Estate and Leases
	MFS Leasing Corp. +	Vice President– Real	7/07 - Present
Estate and Leases
	MMIP, LLC+	Vice President– Real	8/07 - Present
Estate and Leases
	Pontus, Inc. +	Vice President– Real	7/07 - Present
Estate and Leases
	Promenade, Inc. +	Vice President – Real	8/07 - Present
Estate and Leases
	RECR, Inc. +	Vice President – Real	8/07 - Present
Estate and Leases

Name and Position
With Dreyfus	Other Businesses	Position Held	Dates

	SKAP #7+	Vice President – Real	8/07 - 11/07
Estate and Leases
	Tennesee Processing Center LLC*****	Managing Director	5/08 - Present
		Senior Vice President	4/04 - 5/08

	Texas AP, Inc. +	Vice President – Real	8/07 - Present
Estate and Leases
	The Bank of New York Mellon*****	Vice President – Real	7/08 - Present
Estate and Leases
	Trilem, Inc. +	Vice President – Real	8/07 - Present
Estate and Leases

James Bitetto	The Dreyfus Family of Funds*	Vice President and	8/05 - Present
Secretary		Assistant Secretary

	MBSC Securities Corporation++	Assistant Secretary	6/07 - Present

	Dreyfus Service Organization, Inc.++	Secretary	8/05 - Present

	The Dreyfus Consumer Credit Corporation++	Vice President	2/02 - Present

	Founders Asset Management LLC****	Assistant Secretary	3/09 - 12/09

*	The address of the business so indicated is One Boston Place, Boston, Massachusetts, 02108.
**	The address of the business so indicated is One Bush Street, Suite 450, San Francisco, California 94104.
***	The address of the business so indicated is 50 Fremont Street, Suite 3900, San Francisco, California 94104.
****	The address of the business so indicated is 210 University Blvd., Suite 800, Denver, Colorado 80206.
*****	The address of the business so indicated is One Wall Street, New York, New York 10286.
+	The address of the business so indicated is One Mellon Bank Center, Pittsburgh, Pennsylvania 15258.
++	The address of the business so indicated is 200 Park Avenue, New York, New York 10166.
+++	The address of the business so indicated is 144 Glenn Curtiss Boulevard, Uniondale, New York 11556-0144.
++++	The address of the business so indicated is White Clay Center, Route 273, Newark, Delaware 19711.
+++++	The address of the business so indicated is 4005 Kennett Pike, Greenville, DE 19804.

Item 27. Principal Underwriters

     (a) Other investment companies for which Registrant's principal underwriter (exclusive distributor) acts as principal underwriter or exclusive distributor:

1.	Advantage Funds, Inc.
2.	BNY Mellon Funds Trust
3.	CitizensSelect Funds
4.	Dreyfus Appreciation Fund, Inc.
5.	Dreyfus BASIC Money Market Fund, Inc.
6.	Dreyfus BASIC U.S. Government Money Market Fund
7.	Dreyfus BASIC U.S. Mortgage Securities Fund
8.	Dreyfus Bond Funds, Inc.
9.	Dreyfus Cash Management
10.	Dreyfus Cash Management Plus, Inc.
11.	Dreyfus Connecticut Municipal Money Market Fund, Inc.
12.	Dreyfus Dynamic Alternatives Fund, Inc.
13.	Dreyfus Funds, Inc.
14.	The Dreyfus Fund Incorporated
15.	Dreyfus Government Cash Management Funds
16.	Dreyfus Growth and Income Fund, Inc.
17.	Dreyfus Index Funds, Inc.
18.	Dreyfus Institutional Cash Advantage Funds
19.	Dreyfus Institutional Money Market Fund
20.	Dreyfus Institutional Preferred Money Market Funds
21.	Dreyfus Institutional Reserves Funds
22.	Dreyfus Intermediate Municipal Bond Fund, Inc.
23.	Dreyfus International Funds, Inc.
24.	Dreyfus Investment Funds
25.	Dreyfus Investment Grade Funds, Inc.
26.	Dreyfus Investment Portfolios
27.	The Dreyfus/Laurel Funds, Inc.
28.	The Dreyfus/Laurel Funds Trust
29.	The Dreyfus/Laurel Tax-Free Municipal Funds
30.	Dreyfus LifeTime Portfolios, Inc.
31.	Dreyfus Liquid Assets, Inc.
32.	Dreyfus Manager Funds I
33.	Dreyfus Manager Funds II
34.	Dreyfus Massachusetts Municipal Money Market Fund
35.	Dreyfus Midcap Index Fund, Inc.
36.	Dreyfus Money Market Instruments, Inc.
37.	Dreyfus Municipal Bond Opportunity Fund
38.	Dreyfus Municipal Cash Management Plus
39.	Dreyfus Municipal Funds, Inc.
40.	Dreyfus Municipal Money Market Fund, Inc.
41.	Dreyfus New Jersey Municipal Bond Fund, Inc.
42.	Dreyfus New Jersey Municipal Money Market Fund, Inc.
43.	Dreyfus New York AMT-Free Municipal Bond Fund
44.	Dreyfus New York AMT-Free Municipal Money Market Fund
45.	Dreyfus New York Municipal Cash Management
46.	Dreyfus New York Tax Exempt Bond Fund, Inc.

47.	Dreyfus Opportunity Funds
48.	Dreyfus Pennsylvania Municipal Money Market Fund
49.	Dreyfus Premier California AMT-Free Municipal Bond Fund, Inc.
50.	Dreyfus Premier GNMA Fund, Inc.
51.	Dreyfus Premier Investment Funds, Inc.
52.	Dreyfus Premier Short-Intermediate Municipal Bond Fund
53.	Dreyfus Premier Worldwide Growth Fund, Inc.
54.	Dreyfus Research Growth Fund, Inc.
55.	Dreyfus State Municipal Bond Funds
56.	Dreyfus Stock Funds
57.	Dreyfus Short-Intermediate Government Fund
58.	The Dreyfus Socially Responsible Growth Fund, Inc.
59.	Dreyfus Stock Index Fund, Inc.
60.	Dreyfus Tax Exempt Cash Management Funds
61.	The Dreyfus Third Century Fund, Inc.
62.	Dreyfus Treasury & Agency Cash Management
63.	Dreyfus Treasury Prime Cash Management
64.	Dreyfus U.S. Treasury Intermediate Term Fund
65.	Dreyfus U.S. Treasury Long Term Fund
66.	Dreyfus 100% U.S. Treasury Money Market Fund
67.	Dreyfus Variable Investment Fund
68.	Dreyfus Worldwide Dollar Money Market Fund, Inc.
69.	General California Municipal Money Market Fund
70.	General Government Securities Money Market Funds, Inc.
71.	General Money Market Fund, Inc.
72.	General Municipal Money Market Funds, Inc.
73.	General New York Municipal Money Market Fund
74.	Strategic Funds, Inc.

(b)
Name and principal		Positions and Offices
Business address	Positions and offices with the Distributor	with Registrant

Jon R. Baum*	Chief Executive Officer and Chairman of the Board	None
Ken Bradle**	President and Director	None
Robert G. Capone****	Executive Vice President and Director	None
J. Charles Cardona*	Executive Vice President and Director	None
Sue Ann Cormack**	Executive Vice President	None
John M. Donaghey***	Executive Vice President and Director	None
Dwight D. Jacobsen*	Executive Vice President and Director	None
Mark A. Keleher*****	Executive Vice President	None
James D. Kohley***	Executive Vice President	None
Jeffrey D. Landau*	Executive Vice President and Director	None
William H. Maresca*	Executive Vice President and Director	None
Timothy M. McCormick*	Executive Vice President	None
David K. Mossman***	Executive Vice President	None
Irene Papadoulis**	Executive Vice President	None
Matthew Perrone**	Executive Vice President	None
Noreen Ross*	Executive Vice President	None
Bradley J. Skapyak*	Executive Vice President	President
Gary Pierce*	Chief Financial Officer and Director	None
Tracy Hopkins*	Senior Vice President	None
Denise B. Kneeland****	Senior Vice President	None
Mary T. Lomasney****	Senior Vice President	None
Barbara A. McCann****	Senior Vice President	None
Kevin L. O’Shea***	Senior Vice President	None
Christine Carr Smith*****	Senior Vice President	None
Ronald Jamison*	Chief Legal Officer and Secretary	None
Joseph W. Connolly*	Chief Compliance Officer (Investment Advisory Business)	Chief Compliance Officer
Stephen Storen*	Chief Compliance Officer	None
Maria Georgopoulos*	Vice President – Facilities Management	None
Stewart Rosen*	Vice President – Facilities Management	None
William Germenis*	Vice President – Compliance and Anti-Money Laundering	Anti-Money Laundering
	Officer	Compliance Officer
Natalia Gribas*	Compliance - Anti-Money Laundering Officer	None
Karin L. Waldmann*	Privacy Officer	None
Gary E. Abbs***	Vice President - Tax	None
Timothy I. Barrett**	Vice President	None
Gina DiChiara*	Vice President	None
Jill Gill*	Vice President	None
Joanne S. Huber***	Vice President - Tax	None
John E. Lane******	Vice President – Real Estate and Leases	None
Jeanne M. Login******	Vice President – Real Estate and Leases	None
Donna M. Impagliazzo**	Vice President – Compliance	None
Edward A. Markward*	Vice President – Compliance	None
Anthony Nunez*	Vice President – Finance	None
William Schalda*	Vice President	None
John Shea*	Vice President – Finance	None
Christopher A. Stallone**	Vice President	None
Susan Verbil*	Vice President – Finance	None
William Verity*	Vice President – Finance	None
James Windels*	Vice President	Treasurer

(b)
Name and principal		Positions and Offices
Business address	Positions and offices with the Distributor	with Registrant

James Bitetto*	Assistant Secretary	Vice President and
Assistant Secretary
James D. Muir*	Assistant Secretary	None

*	Principal business address is 200 Park Avenue, New York, NY 10166.
**	Principal business address is 144 Glenn Curtiss Blvd., Uniondale, NY 11556-0144.
***	Principal business address is One Mellon Bank Center, Pittsburgh, PA 15258.
****	Principal business address is One Boston Place, Boston, MA 02108.
*****	Principal business address is 50 Fremont Street, Suite 3900, San Francisco, CA 94104.
******	Principal business address is 101 Barclay Street, New York 10286.

Item 28.	Location of Accounts and Records

1.	The Bank of New York Mellon
One Mellon Bank Center
Pittsburgh, Pennsylvania 15258

2.	DST Systems, Inc.
1055 Broadway
Kansas City, MO 64105

3.	The Dreyfus Corporation
200 Park Avenue
New York, New York 10166

Item 29.	Management Services

Not Applicable

Item 30.	Undertakings

None

SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933 and the Investment Company Act of 1940, the Registrant has duly caused this Amendment to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, and State of New York on the 16th day of April, 2010.

THE DREYFUS/LAUREL FUNDS TRUST

BY:	/s/ Bradley J. Skapyak *
/s/ Bradley J. Skapyak, President

     Pursuant to the requirements of the Securities Act of 1933 and the Investment Company Act of 1940, this Amendment to the Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

Signatures	Title	Date

/s/ Bradley J. Skapyak*	President (Principal Executive Officer)	4/16/2010
Bradley J. Skapyak

/s/James Windels*	Treasurer (Principal Financial and	4/16/2010
James Windels	Accounting Officer)

/s/Joseph S. DiMartino*	Trustee, Chairman of the Board	4/16/2010
Joseph S. DiMartino

/s/James M. Fitzgibbons*	Trustee	4/16/2010
James M. Fitzgibbons

/s/Kenneth A. Himmel*	Trustee	4/16/2010
Kenneth A. Himmel

/s/Stephen J. Lockwood*	Trustee	4/16/2010
Stephen J. Lockwood

/s/Roslyn M. Watson*	Trustee	4/16/2010
Roslyn M. Watson

/s/Benaree Pratt Wiley*	Trustee	4/16/2010
Benaree Pratt Wiley

*By:	/s/James Bitetto
Attorney-in-Fact

INDEX OF EXHIBITS

Exhibit No.

N(2)	Rule 18f-3 Plan for Dreyfus International Bond Fund, Dreyfus Equity Income Fund,
Dreyfus Global Equity Income Fund and Dreyfus Emerging Markets Debt Local
Currency Fund.